Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017

•	Strong Oncology orders growth, solid Imaging Components revenue growth, proton impairment
•	Oncology grows gross orders by 10 percent and gross margin rate by 4 percent
•	Company revenues rise 1 percent to $763 million
•	Company books $76 million in charges almost exclusively relating to proton center in San Diego
•	Net earnings per diluted share: $0.22 GAAP, $0.75 non-GAAP
•	Imaging Components separation on track for end of January

PALO ALTO, Calif., January 25, 2017 – Varian Medical Systems (NYSE:VAR) today is reporting GAAP net earnings of $0.22 per diluted share and non-GAAP net earnings of $0.75 per diluted share for the first quarter of fiscal year 2017, including $76 million in charges almost exclusively relating to a proton facility owned by California Proton Treatment Center, LLC (CPTC) in San Diego. These charges and the associated limited tax deductibility reduced Varian earnings in the first quarter of fiscal 2017 by $0.64 per diluted share on a GAAP basis or $0.34 per diluted share on a non-GAAP basis.

Varian’s first quarter revenues totaled $763 million, up 1 percent from the year-ago quarter in dollars and constant currency. The company ended the quarter with a $3.4 billion backlog, up 2 percent from the end of the first quarter of fiscal year 2016.

“Varian generated strong global order growth and margin gains in our oncology business as well as sales momentum in the imaging components business while recording an impairment of CPTC’s indebtedness to Varian,” said Dow Wilson, CEO of Varian Medical Systems. “We remain on track with our previously announced plans to separate and establish the imaging components business as a new public company, Varex Imaging, at the end of this month.”

Varian took a $76 million charge in the first quarter in response to certain actions in January by CPTC and its loan agent, ORIX Capital Markets, to address liquidity issues caused by lower than expected patient volumes that are insufficient to support CPTC’s capital structure. This led Varian to reserve $38 million in accounts receivable and to impair $38 million of its $98 million loan to CPTC, of which $29 million was accrued interest. The company is reporting additional information on this matter today in a Form 8-K filing with the Securities and Exchange Commission.

“We believe this center can get on a more solid financial footing by serving a broader patient population with additional healthcare providers locally and regionally,” Wilson said. “We remain confident and committed to supporting all of our customers and to building a profitable proton business based on leading technology that is treating patients and performing at a high level. We are continuing to make good progress on 13 other installations and the sales funnel continues to look promising.” The company’s Particle Therapy business, recorded first quarter revenues of $30 million.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017	Page 2

Varian finished its first quarter of fiscal year 2017 with $815 million in cash and cash equivalents and $607 million of debt. Cash flow from operations was $82 million for the first quarter. During the quarter, the company spent $49 million to repurchase 500,000 shares of common stock.

Oncology Systems

Oncology Systems’ first quarter revenues totaled $581 million, down from the year-ago quarter by 1 percent in dollars and by 2 percent in constant currency. First-quarter Oncology gross orders were $586 million, up from the year-ago quarter by 10 percent in dollars and constant currency. In the Americas, Oncology gross orders increased by 5 percent in dollars and in constant currency, including 7 percent growth in North America. In EMEA, gross orders were up 8 percent in dollars and up 10 percent in constant currency. In APAC, gross orders rose 29 percent in dollars and by 24 percent in constant currency.

“Broad-based demand for new equipment as well as software and services drove the strong gross order growth in our Oncology business during the quarter,” Wilson said. “Revenues declined versus a strong year-ago quarter due primarily to the timing of deliveries, but this business did a spectacular job of improving margins with the help of product mix, stable pricing and product cost reductions.”

Imaging Components

First quarter revenues from Varian’s Imaging Components business were $152 million, up 7 percent from the year-ago period, and first quarter gross orders for this business were $132 million, up 4 percent from the year-ago period.

“Revenues from Imaging Components rose with gains in both the medical and industrial segments,” said Varian Imaging Components President Sunny Sanyal, who will become CEO of Varex Imaging. “With our first quarter performance as well as our previously announced plan to acquire the Medical Imaging business of PerkinElmer this fiscal year, our business is on track to separate from Varian with solid momentum in orders and sales.”

Varian Outlook

“Beginning with our fiscal second quarter, Imaging Components will be reflected as a discontinued operation for the first four months of fiscal year 2017,” said Wilson. “The company is guiding for continuing operations for the second through the fourth quarters of the fiscal year 2017. For the balance of fiscal year 2017, we believe Varian revenues from continuing operations will grow in the range of 4 to 5 percent, bringing revenue growth for the year to 3 to 4 percent. Non-GAAP earnings per diluted share from continuing operations for the second through fourth quarters of the fiscal year will be in the range of $2.94 to $3.06.”

“For the second quarter, we believe Varian revenues from continuing operations will grow in the range of 4 to 5 percent and non-GAAP earnings per diluted share will be in the range of $0.84 to $0.90,” Wilson added. The company intends to repurchase 2 million shares of stock in its second quarter of fiscal year 2017. Varian will publish a historical annual breakdown of continuing and discontinued operations for fiscal years 2014-2016 on our website filing shortly following the separation. Separately, the company will make available quarterly pre-tax results for fiscal year 2016.

Please refer to “Discussion of Non-GAAP Financial Measures” below for a description of items excluded from expected non-GAAP earnings.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017	Page 3

Varex Outlook

“For Varex Imaging, we expect revenues for fiscal year 2017 to grow by 3-4 percent over the $620 million total recorded for fiscal year 2016 in our Form 10 filing with the SEC,” said Sanyal. “Assuming approximately 38 million shares outstanding and a 35 percent tax rate, we anticipate that GAAP net earnings per diluted share for the second through the fourth quarters of the fiscal year 2017 will be in the range of $1.20 to $1.30. Going forward Varex Imaging will provide annual guidance.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2017 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13651576. The telephone replay will be available through 5 p.m. PT, Friday, January 27, 2017.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company also supplies informatics software for cancer treatment centers. Varian is a premier supplier of X-ray imaging components, including tubes, digital detectors, accessories and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,900 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “believe,” “expect,” “promising,” “outlook,” “should,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; challenges associated with commercializing the company’s particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q1 QTR 2017	Q1 QTR 2016
Gross orders	$721.7	672.0
Oncology Systems	585.6	532.6
Imaging Components	131.8	127.1
Other	4.3	12.3
Order Backlog	3,389.1	3,335.7
Revenues	763.3	757.1
Oncology Systems	581.1	589.3
Imaging Components	151.9	141.4
Other	30.3	26.4
Cost of revenues	428.8	447.4
Gross margin	334.5	309.7
As a percent of revenues	43.8%	40.9%
Operating expenses
Research and development	63.1	60.0
Selling, general and administrative	179.8	133.0
Impairment charges	38.3	-
Separation costs	14.9	-
Operating earnings	38.4	116.7
As a percent of revenues	5.0%	15.4%
Interest income, net	2.0	1.7
Earnings before taxes	40.4	118.4
Taxes on earnings	19.4	29.4
Net earnings	21.0	89.0
Less: Net earnings attributable to noncontrolling interests	0.6	-
Net Earnings attributable to Varian	$20.4	89.0
As a percent of revenues	2.7%	11.8%

Net earnings per share – basic	$0.22	0.92
Net earnings per share – diluted	$0.22	0.91

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding - basic	93.5	97.2
Weighted average shares outstanding - diluted	94.2	97.8

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017	Page 5

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)	December 30, 2016 (Unaudited)	September 30, 2016 (1) (2)
Assets
Current assets:
Cash and cash equivalents	$814.7	$843.5
Short-term investments	-	95.3
Accounts receivable, net	801.7	891.8
Inventories	661.6	639.7
Prepaid expenses and other current assets	143.3	145.1
Total current assets	2,421.3	2,615.4

Property, plant and equipment, net	375.1	379.2
Goodwill	291.7	294.7
Intangible assets	99.4	104.7
Deferred tax assets	150.8	138.9
Other assets	346.5	281.9
Total assets	$3,684.8	$3,814.8

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$174.8	$201.1
Accrued liabilities	383.1	412.7
Deferred revenues	633.6	620.6
Short-term borrowings	270.7	329.6
Current maturities of long-term debt	61.9	49.4
Total current liabilities	1,524.1	1,613.4
Long-term debt	274.6	286.9
Other long-term liabilities	146.7	160.0
Total liabilities	1,945.4	2,060.3

Redeemable noncontrolling interests	10.3	10.3

Equity:
Varian stockholders’ equity:
Common stock	93.5	93.7
Capital in excess of par value	694.5	678.6
Retained earnings	1,050.0	1,069.0
Accumulated other comprehensive loss	(113.1)	(100.8)
Total Varian stockholders’ equity	1,724.9	1,740.5
Noncontrolling interests	4.2	3.7
Total equity	1,729.1	1,744.2
Total liabilities, redeemable noncontrolling interests and equity	$3,684.8	$3,814.8

(1)	The condensed consolidated balance sheet as of September 30, 2016 was derived from audited financial statements as of that date.
(2)	Certain amounts in the prior-year Condensed Consolidated Balance Sheet have been adjusted and reclassified to conform to the current-year presentation.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017	Page 6

Discussion of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP diluted net earnings per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items:

Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Separation costs: These expenses relate to the proposed separation of our imaging component business into a separate publicly traded company. These expenses consist primarily of third-party consulting fees, legal fees, and other expenses incurred to complete the separation. We exclude these separation costs because we do not believe they are reflective of on-going business and operating results.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management. Non-GAAP items are generally included in selling, general and administrative expenses, unless otherwise specified.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2017	Page 7

The following tables reconcile GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q1 QTR 2017	Q1 QTR 2016
Non-GAAP adjustments
Amortization of intangible assets (1)	$4.1	$3.0
Restructuring charges	3.6	4.8
Legal costs	6.2	2.9
Impairment charges	38.3	-
Separation costs	14.9	-
Other (2)	0.7	0.2
Total Non-GAAP adjustments	67.8	10.9
Tax effects of Non-GAAP adjustments	(17.9)	(2.7)
Total net earnings impact from non-GAAP adjustments	$49.9	$8.2
Operating earnings reconciliation
GAAP operating earnings	$38.4	$116.7
Total operating earnings impact from non-GAAP adjustments	67.8	10.9
Non-GAAP operating earnings	$106.2	$127.6
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings attributable to Varian	$20.4	$89.0
Total net earnings impact from non-GAAP adjustments	49.9	8.2
Non-GAAP net earnings	$70.3	$97.2
GAAP diluted net earnings per share	$0.22	$0.91
Non-GAAP diluted net earnings per share	$0.75	$0.99
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	94.2	97.8

(1) Includes $1.8 million and $1.5 million, respectively, in cost of revenues for the periods presented.

(2) Other includes acquisition-related expenses and benefits.